Exhibit 99.1

Marinus Pharmaceuticals Reports Topline Ganaxolone Phase 2 Open-Label
Results in Tuberous Sclerosis Complex and Receives FDA Orphan Drug
Designation

Primary endpoint showed a median 16.6% reduction in 28-day seizure frequency relative to baseline in tuberous sclerosis complex (TSC) patients (n=23)

Secondary endpoint of 50% responder rate at 30.4%, consistent with the Marigold Phase 3 CDKL5 deficiency disorder trial results

25.2% reduction was observed in focal seizures (n=19), the most common seizure type in TSC patients

Meaningful 50% responder rates in subgroups of highly refractory seizure patients on concomitant medications cannabidiol (n=12) or everolimus (n=11)

Phase 3 planning for TrustTSC trial ongoing with first patient expected to be enrolled in Q4 2021

U.S. Food and Drug Administration (FDA) has granted orphan drug designation to ganaxolone in TSC

Conference call and webcast to be held today at 4:30 p.m. ET

August 17, 2021 4.01pm Eastern Daylight Time

RADNOR, Pa.--(BUSINESS WIRE) -- Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced topline data from its open-label Phase 2 trial evaluating safety and efficacy of adjunctive oral ganaxolone treatment in 23 patients with seizures associated with tuberous sclerosis complex (TSC). The primary endpoint showed a median 16.6 percent reduction in 28-day primary endpoint seizure frequency relative to the four-week baseline period, with 30.4 percent of patients achieving a 50 percent or more seizure reduction. During the trial, patients with focal seizures (n=19) showed a median 25.2 percent reduction in focal seizure frequency.

“We believe the totality of the data is encouraging and supports advancing to Phase 3. There was notable activity in focal seizures, a meaningful 50 percent response rate, and consistent results in this refractory patient population, including patients on both cannabidiol and everolimus,” said Joseph Hulihan, M.D., Chief Medical Officer of Marinus. “We look forward to initiating our Phase 3 trial and adding to the body of evidence that supports ganaxolone’s potential as an innovative treatment option for rare epilepsies.”

Data Highlights

•	Primary endpoint showed a median 16.6 percent reduction in 28-day seizure frequency relative to baseline in TSC patients
•	Secondary endpoint of 50 percent responder rate at 30.4 percent, consistent with the Marigold Phase 3 CDKL5 deficiency disorder trial of 24.5 percent
•	Patients with focal seizures (n=19) showed a median 25.2 percent reduction in focal seizure frequency, the most common seizure type in TSC patients
•	Proportion of patients who achieved at least a 50 percent reduction in TSC-associated seizures was 36.4 percent in patients on concomitant everolimus and 25.0 percent on patients on concomitant cannabidiol
•	Ganaxolone was generally well-tolerated with somnolence reported as the most common adverse event, consistent with previous trials; in addition, one treatment-related serious adverse event of seizure was reported in the trial

The Phase 2 TSC trial, the CALM trial, was an open-label trial to evaluate the safety and tolerability of adjunctive ganaxolone treatment in patients with seizures associated with TSC. The trial enrolled 23 patients ages 2 to 32 that underwent a four-week baseline period followed by a 12-week treatment period where they received up to 600 mg of ganaxolone (oral liquid suspension) three times a day. Patients who met eligibility criteria were able to continue ganaxolone treatment during a 24-week extension to the trial. The primary endpoint for the trial was percentage change in 28-day TSC-associated seizure frequency during the 12-week treatment period relative to the four-week baseline period. Secondary outcome measures included percentage of patients experiencing a greater than or equal to 50% reduction in 28-day TSC-associated seizure frequency through the end of the 12-week treatment period compared to the 4-week baseline period.

A global Phase 3 randomized, double blind, placebo-controlled trial (TrustTSC) of adjunctive ganaxolone in approximately 160 TSC patients is expected to begin enrollment during Q4 2021. The primary endpoint is percent change in 28-day TSC-associated seizure frequency.

Regulatory Update

The FDA has granted orphan drug designation to ganaxolone for treatment in TSC. The FDA’s Office of Orphan Drug Products grants orphan status to support the development of medicines for rare disorders that affect fewer than 200,000 people in the U.S. Orphan drug designation provides certain benefits, including market exclusivity upon regulatory approval, if received, exemption of FDA application fees and tax credits for qualified clinical trials.

Conference Call and Webcast Details

Marinus will host a conference call and webcast with slides at 4:30 p.m. ET today. Shareholders and other interested parties may participate in the call by dialing (833) 952-1504 (domestic) or +1 2367142114 (international) and referencing conference ID number 4640939. The live webcast can be accessed here and on the investor page of Marinus’ website. A replay will be available on Marinus’ website approximately two hours after completion of the event and will be archived for up to 30 days.

About Tuberous Sclerosis Complex (TSC)

Tuberous sclerosis complex (TSC) is a rare genetic disorder that affects many organs and causes non-malignant tumors in the brain, skin, kidney, heart, eyes, and lungs. The condition is caused by inherited mutations in either the TSC1 gene or the TSC2 gene. TSC occurs with a frequency of 1:6,000 and a mutation is found in 85% of patients. While the disease phenotype can be extremely variable, neurologic manifestations such as epilepsy can be seen in up to 90% of TSC patients. TSC is a leading cause of genetic epilepsy, often occurring in the first year of life as either focal seizures or infantile spasms. There are currently limited approved treatments for TSC.

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA receptors, is an investigational product being developed in intravenous and oral formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on synaptic and extrasynaptic GABAA receptors. Ganaxolone has been studied in more than 1,800 pediatric and adult subjects across various indications at therapeutically relevant dose levels and treatment regimens for up to more than two years.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, antidepressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus completed the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder last year, is planning to conduct a Phase 3 trial in tuberous sclerosis complex, and a Phase 3 trial in refractory status epilepticus is ongoing. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected clinical development plans, enrollment in our clinical trials, trial design, and regulatory communications and submissions for ganaxolone, and the timing thereof, including our plans to begin enrollment in our Phase 3 clinical trial for TSC during Q4 2021; our expectations and beliefs regarding the FDA with respect to our product candidates; and the potential safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory agencies may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain, maintain, protect and defend intellectual property for our product candidates; the potential negative impact of third party patents on our or our collaborators’ ability to commercialize ganaxolone; delays, interruptions or failures in the manufacture and supply of our product candidate; the size and growth potential of the markets for our product candidates, and our ability to service those markets; our cash and cash equivalents may not be sufficient to support our operating plan for as long as anticipated; our expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; our ability to obtain additional funding to support our clinical development programs; our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of our product candidates; the potential for Orion to breach its collaboration with us or terminate the collaboration agreement in accordance with its terms; the potential for Orion to recoup a percentage of the upfront fee depending on the additional pre-clinical testing expected to be completed in Q1 2022; the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. This list is not exhaustive and these and other risks are described in our periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com